Exhibit (a)(1)(I)

Caesars Entertainment 2012 Individual Option Exchange Simulator for [Name]

Like the Individual Option Statement provided to you as a part of the Option Exchange documents, this Individual Option Exchange Simulator is intended to show you how electing to exchange your Eligible Options for Replacement Options may change the value of your options. If you elect to exchange your Eligible Options for Replacement Options, the new exercise price of your Replacement Options will, generally, be equal to the closing price of our stock on the NASDAQ on the expiration date of the Option Exchange (certain time-based options will have an exercise price of $20.09 for the first two years, as described below). As our stock is subject to market volatility, you may be interested in seeing how the final price will affect the value of your options. Changing the yellow cell to the right will allow you to see the post-Option Exchange value of your Replacement Options with the new exercise price. Please refer to the Option Exchange documents if you have any questions.

$10.00

Summary of Eligible Options

Time-Based Eligible Options

		Terms of Original Grant		2011 Re-Pricing		
Date	**Number of Options**	**Exercise Price**	**% Vested**	**Exercise Price**	**% at $20.09**	**Date Fully Vested @ $20.09**
12/1/2009	811	$29.73	40%	$20.09	16.7%	2016
Total	811					

Performance-Based Eligible Options

	1.5X			2X		
Date	**Number of Options**	**Exercise Price**	**0% Vested***	**Number of Options**	**Exercise Price**	**0% Vested***
12/1/2009	136	$20.09		136	$29.73	
Total	136			136		

Current performance options vest when the Financial Sponsors of Caesars Entertainment realize a return on their initial investment at a multiple of money of 1.5X and 2X, respectively.

Summary of Replacement Options (Option Exchange)

Time-Based Replacement Options

Date	**Number of Options**	**Exercise Price***	**20% Vested Immediately**	**Date Fully Vested**
Aug. 2012	811	$10.00	162	2016

Represents post-option exchange time-based replacement options. Refer to the Option Exchange offer documents for additional information.

Performance-Based Replacement Options

$35.00		$57.41	
Number of Options	**Exercise Price***	**Number of Options**	**Exercise Price***
136	$10.00	136	$10.00

Represents post-option exchange performance-based replacement options with revised performance vesting criteria. Refer to the Option Exchange offer documents for additional information.

*The exercise price in this example is provided for illustrative purposes only. The actual exercise price of the replacement options (other than certain time-based replacement options, as described below) will be equal to the last reported sale price per share of Caesars common stock on the NASDAQ on the expiration date ("Expiration Date") of the Option Exchange (the "Replacement Option Price"). The exercise price shown above is provided for illustrative purposes only and there can be no assurance what the actual Replacement Option Price will be. Except for the time-based replacement options scheduled to vest on or prior to the second anniversary of the Expiration Date, which will have an exercise price of $20.09 per share until the second anniversary of the Expiration Date, all other replacement options (including the time-based replacement options that immediately vest) will have an exercise price equal to the Replacement Option Price.

Illustrative Pre- and Post-Option Exchange Value ComparisonVESTED TODAYVESTED IN 2014PriceGrant Value Pre- Option Exchange (Today) Grant Value Post- Option Exchange (Today) Grant Value Pre- Option Exchange (2014) Grant Value Post- Option Exchange (2014)  $5$0$0$0$0$10$0$0$0$0$15$0$811$0$2,433$20$0$1,622$0$4,866$25$664$2,433$2,655$7,299$30$1,391$3,244$5,431$9,732$35$3,013$7,455$9,486$15,565$40$4,635$8,946$13,541$18,678$45$6,257$10,437$17,596$21,791$50$7,879$11,928$21,651$24,904$55$9,501$13,419$25,706$28,017$57.41$10,282$20,585$27,661$35,965$65$12,745$23,881$33,816$41,723$70$14,367$26,052$37,871$45,516$75$15,989$28,223$41,926$49,309$80$17,611$30,394$45,981$53,102$86.11$28,571$33,047$59,915$57,737$90$30,362$34,736$63,599$60,688$95$32,664$36,907$68,334$64,481$100$34,966$39,078$73,069$68,274$114.81$53,356$45,509$98,665$79,509$120$56,451$47,762$104,285$83,446$130$62,415$52,104$115,115$91,032$143.51$70,472$57,970$129,747$101,281$150$74,343$60,788$136,775$106,204FULLY VESTEDPriceGrant Value Pre- Option ExchangeGrant Value Post- Option Exchange$5$0$0$10$0$0$15$0$4,055$20$0$8,110$25$3,982$12,165$30$8,037$16,220$35$12,092$23,675$40$16,147$28,410$45$20,202$33,145$50$24,257$37,880$55$28,312$42,615$57.41$30,267$51,345$65$36,422$59,565$70$40,477$64,980$75$44,532$70,395$80$48,587$75,810$86.11$62,521$82,427$90$66,205$86,640$95$70,940$92,055$100$75,675$97,470$114.81$101,271$113,509$120$106,891$119,130$130$117,721$129,960$143.51$132,353$144,591$150$139,381$151,620After the Option Exchange, the 1.5X and 2X options vest on the date the 30-day trailing average closing CZR stock price equals $35 or $57.41, respectively. These hurdles were $86.11 and $114.81 pre-Option Exchange. Guide to CZR Stock Split: Upon completion of the IPO in February 2012, CZR stock was split at a ratio of 1.742 to 1. Share prices referenced above are post-split and compare to pre- split numbers as follows: Pre-SplitPost Split35.00$ 20.09$ 100.00$ 57.41$ 150.00$ 86.11$ 200.00$ 114.81$ 250.00$ 143.51$ THE INDIVIDUAL OPTION EXCHANGE SIMULATOR TOOL IS NOT INTENDED TO ACT AS A FINANCIAL PLANNING TOOL AND IS NOT A RECOMMENDATION AS TO WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE. THE INDIVIDUAL OPTION EXCHANGE SIMULATOR TOOL IS BEING PROVIDED TO ME SOLELY FOR THE PURPOSE OF ALLOWING YOU TO MODEL DIFFERENT SCENARIOS BASED ON FUTURE MOVEMENTS IN THE PRICE OF CAESARS COMMON STOCK SO THAT YOU CAN SEE HOW YOUR INDIVIDUAL OPTIONS WOULD BE IMPACTED IF YOU CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE. IF THE TRADING PRICE OF OUR COMMON STOCK DECREASES AFTER THE EXPIRATION DATE OF THE OPTION EXCHANGE, THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS WILL BE GREATER THAN THE TRADING PRICE OF CAESARS COMMON STOCK, AND YOU WILL NOT BE ABLE TO REALIZE ANY GAIN FROM THE EXERCISE OF THE REPLACEMENT OPTIONS. THE TRADING PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE AND THERE CAN BE NO ASSURANCES REGARDING THE FUTURE PRICE OF OUR COMMON STOCK OR THAT THE TRADING PRICE OF OUR COMMON STOCK WILL INCREASE IN THE FUTURE. YOU ARE ENCOURAGED TO SPEAK TO YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE AND TO REVIEW THE OFFER DOCUMENTS, AVAILABLE AT HTTPS://WWW.CAESARSOPTIONEXCHANGE.COM $0 $20,000 $40,000 $60,000 $80,000 $100,000 $120,000 $140,000 $160,000 Illustrative Grant Value Comparison Pre- and Post-Option Exchange at Time Fully Vested Grant Value Post-Option Exchange Grant Value Pre-Option Exchange $0 $20,000 $40,000 $60,000 $80,000 $100,000 $120,000 $140,000 $160,000 $5 $10 $15 $20 $25 $30 $35 $40 $45 $50 $55 $57.41 $65 $70 $75 $80 $86.11 $90 $95 $100 $114.81 $120 $130 $143.51 $150 Illustrative Grant Value Comparison Pre- and Post-Option Exchange Today and in 2014 Grant Value Post-Option Exchange (2014) Grant Value Pre-Option Exchange (2014) Grant Value Pre-Option Exchange (Today) Grant Value Post-Option Exchange (Today)